UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: October 10, 2006
(Date of earliest event reported)
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 0-20558	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 11, 2006, McAfee, Inc. (“McAfee”) issued a press release announcing that George Samenuk, its Chairman of the Board and Chief Executive Officer, has retired from McAfee, that Kevin Weiss, its President, has been terminated by McAfee, that Dale L. Fuller has been appointed as Interim President and Chief Executive Officer, and that Charles J. Robel has been appointed non-executive Chairman of the Board. The foregoing personnel actions followed the presentation to the McAfee Board of Directors of the determinations by the Special Committee of independent directors regarding the previously announced investigation of McAfee’s historical stock option grant practices and related accounting.
     McAfee also announced that its Board has appointed a committee to immediately commence a search to fill the permanent position of Chief Executive Officer and intends to evaluate both internal and external candidates.
     A copy of the press release is filed herewith as Exhibit 99.1.

Item 8.01.	Other Events.
     Following the substantial completion of the Special Committee’s previously announced internal review of McAfee’s stock option grant practices, conducted with the assistance of independent counsel and forensic accountants, McAfee has determined that it will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense over a ten year period. Based on that preliminary review, McAfee announced that it currently believes that the amount of the restatement required to record such charges is likely to be in the range of $100 to 150 million. McAfee and its independent auditors will be reviewing recent guidance released by the Office of the Chief Accountant of the SEC and have not yet conclusively determined the exact amount of such charges, the resulting tax and accounting impact, or which specific prior periods require restatement. McAfee intends to file its restated financial results and Annual Report on Form 10-K as quickly as practicable.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press Release dated October 11, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: October 11, 2006	By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 11, 2006.